Exhibit 10.43

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (the “Amendment”) is entered into this 2nd day of May, 2025, between LENOX DRIVE OFFICE PARK, LLC, a Delaware limited liability company (“Landlord”), and IMUNON, INC., a Delaware corporation (formerly known as Celsion Corporation) (“Tenant”).

WHEREAS, Landlord and Tenant are parties to a certain Lease dated July 14, 2011 (the “Original Lease”), as amended by (i) a certain First Amendment to Lease dated April 20, 2017 (the “First Amendment”), (ii) a certain Second Amendment to Lease dated January 9, 2019 (the “Second Amendment”), (iii) a certain Third Amendment to Lease date November _, 2019 (the “2019 Third Amendment”), and (iv) a certain Third Amendment to Lease dated August 31, 2023 (the “2023 Third Amendment”) (the Original Lease, the First Amendment, the Second Amendment, the 2019 Third Amendment and the 2023 Third Amendment are referred to collectively herein as the “Lease”). The Lease covers certain premises (the “Existing Premises”) deemed to contain 9,850 rentable square feet located on the first (1st) floor of the building located at 997 Lenox Drive, Lawrenceville, New Jersey, as more particularly described in the Lease; and

WHEREAS, the Term (as defined in the Lease) is scheduled to expire on August 31, 2025; and

WHEREAS, Landlord and Tenant desire to extend the Term of the Lease and to modify certain other terms and provisions of the Lease, subject to the terms and conditions herein;

NOW THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged by Landlord and Tenant, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

1.	Recitals; Definitions. The recitals are incorporated herein by reference. Any and all terms not defined herein shall have the meanings set forth in the Lease.

2.	Reduction of Premises.

(a)	As of April 30, 2025 (the “Give-Back Space Expiration Date”), the Term of the Lease shall expire and terminate as to all of the Premises except for (i) a portion of the Existing Premises deemed to contain 3,905 rentable square feet (the “Reduced Main Premises”), as identified on the plan attached hereto and made a part hereof as Exhibit A (the “New Floor Plan”), (ii) a portion of the Existing Premises deemed to contain 106 rentable square feet (the “Server Room”), as identified on the New Floor Plan, and (iii) a portion of the Existing Premises deemed to contain 348 rentable square feet (the “File Storage Room”), as identified on the New Floor Plan (the remainder of the Existing Premises other than the Reduced Main Premises, the Server Room and the File Storage Room being referred to as the “Give-Back Space”). On or before the Give-Back Space Expiration Date, Tenant shall vacate and surrender the Give-Back Space, removing all of Tenant’s furniture, movable equipment and other property therefrom and otherwise leaving the Give-Back Space in the condition in which Tenant is required to surrender the Premises at the end of the Term as provided in the Lease.

(b)	As of March 31, 2026 (the “File Storage Room Expiration Date”), the Term of the Lease shall expire and terminate as to the File Storage Room. On or before the File Storage Room Expiration Date, Tenant shall vacate and surrender the File Storage Room, removing all of Tenant’s furniture, movable equipment and other property therefrom and otherwise leaving the File Storage Room in the condition in which Tenant is required to surrender the Premises at the end of the Term as provided in the Lease.

(c)	From and after May 1, 2025 (including through the File Storage Room Expiration Date), the “Premises”, for all purposes (except with respect to Tenant’s obligation for payment of Fixed Basic Rent, which shall be governed by Section 5 of this Amendment) of the Lease, as amended by this Amendment, shall consist of the Reduced Main Premises, the Server Room and the File Storage Room, and shall be deemed to contain 4,359 rentable square feet. From and after April 1, 2026, and through the New 2028 Expiration Date (as hereinafter defined), the “Premises”, for all purposes of the Lease, as amended by this Amendment, shall consist of the Reduced Main Premises and the Server Room, and shall be deemed to contain 4,011 rentable square feet.

3.	Extension of Term. The Term of the Lease (except as to the Give-Back Space and the File Storage Room) is hereby extended so as to expire at 11:59 p.m. on November 30, 2028 (the “New 2028 Expiration Date”), and the New 2028 Expiration Date shall be the Expiration Date of the Lease for all purposes under the Lease, as amended by this Amendment.

4.	AS-IS Condition. Tenant accepts the Premises in their current “AS-IS” condition, with all faults. Landlord shall not be required to perform any tenant improvements or other work in and/or to the Premises in connection with this Amendment. It is specifically understood and agreed that neither Landlord nor Tenant shall be required to construct demising walls or otherwise physically separate the Give-Back Space from the Reduced Main Premises. Notwithstanding the lack of such demising walls or other physical separation, Tenant shall not be entitled to, and shall not, use or occupy any portion of the Give-Back Space after the Gove-Back Space Expiration Date. Landlord may elect to construct any such demising walls or other physical separation at any time in the future, in which case such construction shall be performed by Landlord at its sole cost and expense. Notwithstanding anything to the contrary contained in the Lease or this Amendment, Landlord shall not be required to provide janitorial service to the Server Room or the File Storage Room.

5.	Fixed Basic Rent. From and after April 1, 2025, and through the New 2028 Expiration Date, the Fixed Basic Rent shall equal the following amounts for and during the following periods (it being understood that no Fixed Basic Rent shall be payable for the Give-Back Space or the File Storage Space (other than holdover rent pursuant to Section 19 of the Original Lease, which, if applicable, shall initially equal $46.50 per rentable square foot of the Give-Back Space (if Tenant does not vacate and surrender the Give-Back Space by April 30, 2025) or the File Storage Space, as applicable, per annum), and that, therefore, from and after April 1, 2025, Fixed Basic Rent shall be based upon a total of 4,011 rentable square feet):

Applicable Period	Fixed Basic Rent per RSF	Annual Fixed Basic Rent	Monthly Fixed Basic Rent
4/1/2025 - 3/31/2026	$31.00	$124,341.00	$10,361.75
4/1/2026 - 3/31/2027	$31.50	$126,346.56	$10,528.88
4/1/2027 - 3/31/2028	$32.00	$128,352.00	$10,696.00
4/1/2028 - 11/31/2028	$32.50	$130,357.56	$10,863.13

6.	Additional Rent/Utilities/Base Year/Tenant’s Percentage. Tenant shall continue to pay Additional Rent, Operating Expenses, and utility costs in the same manner as presently paid pursuant to the Lease except as hereinafter set forth. With respect to all periods from and after April 1, 2025 (a) Tenant’s Share (as described in Section 4 (A) of the Original Lease) for the Premises shall equal 4.48% through the File Storage Room Expiration, and thereafter shall equal 4.12%, and (b) the Base Year shall be the calendar year 2025.

7.	Security Deposit. The parties hereby confirm that Landlord is holding a cash Security Deposit in the amount of $50,000.00. The Security Deposit shall secure the obligations of Tenant as provided under the Lease.

8.	No Renewal Option. Except as hereinafter provided, and notwithstanding any provision to the contrary contained in the Lease, Tenant shall have no right to extend or renew the Term of the Lease, as amended by this Amendment. Section 8b. of the 2023 Third Amendment and Exhibit A attached to the 2023 Third Amendment are hereby deleted in their entirety.

9.	Relocation. This Section 9 replaces in all respects Section 25 of the Original Lease. Landlord may, at Landlord’s expense, on not less than sixty (60) days’ prior written notice, relocate Tenant within the Building or the Project to space which is reasonably comparable in size, utility and condition to the Premises, which shall be improved by Landlord, at Landlord’s expense, in manner similar to the then-Premises. If Landlord relocates Tenant, Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses for moving Tenant’s furniture, equipment, and supplies from the Premises to the relocation space. Upon such relocation, the relocation space shall be deemed to be the Premises and the terms of the Lease, as amended by this Amendment, shall remain in full force and shall apply to the relocation space; provided, however, that in no event shall rent (Fixed Basic Rent or otherwise) be increased above that set forth in the Lease, as amended by this Amendment, in the event the relocation space is larger than the then-Premises. No amendment or other instrument shall be necessary to effectuate the relocation contemplated by this Section 9; however, if requested by Landlord, Tenant shall execute an appropriate amendment document within ten (10) days after Landlord’s written request therefor. If Tenant fails to execute such relocation amendment within such time period, or if Tenant fails to relocate within the reasonable time period stated in Landlord’s relocation notice to Tenant (or, if such relocation space is not available on the date specified in Landlord’s relocation notice, as soon thereafter as the relocation space becomes available and is tendered to Tenant in the condition required by this Section 9), then Landlord, in addition to any other remedies available to Landlord, may terminate the Lease, as amended by this Amendment, by notifying Tenant in writing thereof at least sixty (60) days prior to the termination date contained in Landlord’s termination notice. Time is of the essence with respect to Tenant’s obligations under this Section 9. Tenant shall also have the right to terminate the Lease if the proposed relocation space is not acceptable to Tenant, in which case the Lease will terminate 120 days following Tenant’s written notice of termination to Landlord (which shall be given by Tenant within ten (10) days after Tenant’s receipt of Landlord’s notice of the proposed relocation).

10.	Broker. Each party represents and warrants to the other that, except for Newmark and Cresa Global, Inc. (“Brokers”), it has dealt with no broker, finder, real estate agent or other similar person who is entitled to a brokerage commission, fee or other similar compensation in connection with this Amendment. Landlord shall pay Brokers a commission pursuant to a separate agreement. Each party agrees to indemnify and hold the other harmless from and against all causes of action, liabilities and costs (including reasonable attorney’s fees) arising in connection with a breach of such party’s foregoing representation and warranty.

11.	Flood Risk Disclosure. This Section 11 is made pursuant to N.J.S.A. 46:8-50, which requires landlords of real property in New Jersey to make certain disclosures to their tenants regarding the real property’s flood risk and flood history. Attached hereto as Exhibit B is a flood risk report for the Building and a flood risk notice completed by Landlord (“Landlord’s Flood Disclosure Materials”). Tenant hereby acknowledges that it has received from Landlord and has had the opportunity to review Landlord’s Flood Disclosure Materials prior to executing this Amendment. Notwithstanding anything contained herein to the contrary, the provisions of this Section 11 and the statements made in Exhibit B shall in no way be deemed to be a representation, warranty or covenant of Landlord with regard to the flood risk status of the Building. Tenant is encouraged to make its own assessment regarding the flood risk status of the Building.

12.	No Event of Default. Tenant confirms that as of the date hereof, (i) Landlord has fully complied with all of its obligations according to the Lease and (ii) no event has occurred and condition exists which, with the passage of time or giving of notice, or both, would constitute a default by Landlord under the Lease.

13.	No Modification. If there is any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect. Landlord and Tenant ratify and affirm the Lease as modified by this Amendment. Except as herein otherwise expressly provided, or except as the terms of the Lease may be in conflict with or inconsistent with the terms of this Amendment, all of the terms, covenants and provisions of the Lease are hereby incorporated into and made a part of this Amendment as if fully set forth herein.

14.	Paragraph Headings. Paragraph headings are for convenience of reference only and in no way define, describe or limit the scope or intent of this Amendment or any of the provisions hereof.

15.	Severability. If any provision of the Lease or this Amendment is held by a court of competent jurisdiction to be legally invalid or unenforceable for any reason, the remaining provisions shall not be impaired or affected in any way and shall remain in full effect as if this agreement had been executed without the invalid provision.

16.	Successors and Assigns. This Amendment shall inure to the benefit of, be enforceable by and against, and be binding upon, the successors and assigns of Landlord and the permitted successors and assigns of Tenant.

17.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Amendment may further be executed by facsimile and electronic signatures, which shall be as valid as original signatures; notwithstanding the foregoing, each party shall furnish an original signature upon the request of any other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment on the day and year first above written.

LANDLORD:

LENOX DRIVE OFFICE PARK, LLC

By:
Name:
Title:

TENANT:

IMUNON, INC.

By:	/s/ Stacy Lindborg
Name:	Stacy Lindborg
Title:	President and CEO

EXHIBIT A

THE NEW MAIN PREMISES, THE SERVER ROOM AND THE FILE STORAGE ROOM

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EXHIBIT B

Flood Risk Notice and Flood Report

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